CERTIFICATE ELIMINATING REFERENCE TO A SERIES
OF SHARES OF STOCK FROM THE
CERTIFICATE OF INCORPORATION

OF

THE PMI GROUP, INC.

(Pursuant to Section 151 (g) of the Delaware General Corporation Law)

The PMI Group, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the Corporation is The PMI Group, Inc.

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is the Certificate of Designations of Series A Junior Participating Preferred Stock.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware.

3.	The Board of Directors of the Corporation has adopted the following resolution:

WHEREAS, none of the shares of Series A Junior Participating Preferred Stock of the Corporation authorized pursuant to the Declaration of Rights is outstanding.

NOW, THEREFORE, BE IT RESOLVED, that the Board has determined that no action shall be taken to extend the Rights Agreement beyond its expiration; and

RESOLVED FURTHER, that none of the said Series of the shares of Junior Participating Preferred Stock of the Corporation shall be issued; and

RESOLVED FURTHER, that the Certificate of Designations of Series A Junior Participating Preferred Stock, and the number of shares authorized thereunder, in connection with the Rights Agreement shall be terminated upon expiration of the Rights Agreement; and

RESOLVED FURTHER, that the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Certificate of Incorporation of the Corporation all reference to the said Series of Junior Participating Preferred Stock.

Executed on this 28th day of January, 2009.

      /s/ Andrew D. Cameron

Andrew D. Cameron Group Senior Vice President and General Counsel